Anavex appoints Robert Chisholm as CFO

Vancouver, BC -- June 26, 2012 -- Anavex Life Sciences Corp. (“Anavex”) (OTCBB: AVXL) today announced the appointment of Robert Chisholm as Chief Financial Officer (“CFO”) of the company effective June 26, 2012. Mr. Chisholm will remain on the Anavex Board of Directors, on which he has served since May 2011. A veteran finance and administration executive with more than 25 years of experience, Mr. Chisholm has significant expertise in corporate finance, strategic business initiatives and the unique requirements of growth-oriented public companies. He also serves as a director and audit committee member for a number of other public companies.

“We are extremely pleased that Robert has agreed to expand his role with Anavex,” said Sean Lowry, Director of Anavex. “I have found Robert to be extremely professional and capable in our dealings together on the Anavex audit committee. His financial expertise is exactly what the company needs as we work to improve operational efficiency in preparation for future clinical trials of ANAVEX 2-73, our lead Alzheimer’s compound.”

“I am excited to be working with the Anavex leadership team as we drive forward our important work in Alzheimer’s drug research and development,” said Mr. Chisholm. “We plan to focus on implementing strong internal controls and effective management. As well, we look forward to expanding our capable and committed leadership team.”

Mr. Chisholm has been the Chief Financial Officer and a director of both Savary Capital Corp. and OMT Inc. since March 2011 and July 2011, respectively. Mr. Chisholm has been a member of the Board of Directors of Rare Earth Industries Ltd since March 2011 is currently the Chief Financial Officer of TMT Resources Inc. and Ripper Oil and Gas Inc. since November 2011 and May 2012, respectively. Mr. Chisholm is also the Chief Financial Officer and a partner of Emprise Capital Corp.

Between September 2001 and March 2009 Mr. Chisholm served as CFO for PNI Digital Media (formerly PhotoChannel Networks Inc.) and subsequently joined its Board of Directors in April 2009, where he is currently the Chairman of its audit committee.

In addition, Mr. Chisholm’s background includes previous appointments as CFO and/or director for Chantrell Ventures Corp. (formerly Tiger Pacific Mining Corp.), Windamere Ventures Ltd. (formerly Advanced Vision Systems Corp.), Brookwater Ventures Inc., Ocean Park Ventures Corp and SCS Solars Computing Systems Inc.

He holds a professional accounting designation and received his BBA with a major in accounting from Saint Francis Xavier University in Nova Scotia.

Additionally, Anavex announces that Harvey Lalach has resigned as a director and officer of the company effective June 26, 2012. Mr. Lalach’s consulting agreement has been terminated and the Company will pay out the agreement through the issuance of 75,000 shares in its capital. Mr. Chisholm will serve as interim President.

About Anavex Life Sciences Corp.
Anavex Life Sciences Corp. (www.anavex.com) is a pharmaceutical company engaged in the development of novel drug candidates. Anavex utilizes its proprietary SIGMACEPTOR™ Platform to develop drug candidates targeting specific clinical indications. Lead compound ANAVEX 2-73, developed to treat Alzheimer’s through disease modification, is in human clinical trials. A Phase 1 single ascending dose study of ANAVEX 2-73 was successfully completed in Germany in 2011. Studies indicate that ANAVEX 2-73 demonstrates anti-amnesic and neuroprotective properties, and that it is well tolerated in doses up to 55mg. The company is preparing to embark on a multiple ascending dose clinical trial of ANAVEX 2-73 in 2012. Anavex is a publicly traded corporation quoted as AVXL.

Forward-Looking Statements
Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Forward-looking statements in this press release include that Anavex is advancing ANAVEX 2-73, its lead drug candidate for Alzheimer’s disease; that we are moving forward with clinical trials; that data from a prior trial indicates that the compound is well tolerated; and that a portfolio of back-up compounds to ANAVEX-2-73 are also in development. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery and development, which include, without limitation, the potential failure of development candidates to advance through preclinical studies or demonstrate safety and efficacy in clinical testing and the ability to pass clinical trials so as to move on to the next phase, our ability to finance development or satisfy the rigorous regulatory requirements for new drugs, our ability to attract and retain quality personnel, and that despite positive results, our competitors may offer better or cheaper alternatives. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Anavex Life Sciences Corp. undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

For Further Information
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